CTI BioPharma Appoints Laurent Fischer as New Chairman of the Board and Announces Management Promotions

SEATTLE, September 26, 2017 – CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced that Laurent Fischer, M.D. has been appointed its new Chairman of the Board and the promotion of David H. Kirske to Chief Financial Officer and Bruce J. Seeley to Chief Operating Officer of the company.

“The appointments announced today strengthen and solidify our board and leadership at an important time for the company,” said Adam R. Craig, M.D., Ph.D., President and CEO of CTI BioPharma. “Laurent brings a wealth of industry knowledge and experience in both drug development and enhancing shareholder value. Already part of the senior management team, Bruce and David bring operational and financial expertise to CTI BioPharma as we continue to transform into a leaner, more focused organization.”

“I am pleased to serve as Chairman as the changes taking place at the company provide the opportunity to deliver on the commitment to patients and shareholders,” said Dr. Fischer. “I look forward to continuing to work with the Board and the executive team to help realize CTI BioPharma’s potential.”

Laurent Fischer

Dr. Fischer has been a director at the company since July, 2017. Dr. Fischer is currently Senior Vice President, Head of the Liver Therapeutic Area at Allergan following the acquisition of Tobira Therapeutics. Dr. Fischer has served as a Senior Advisor on the Frazier Healthcare Partners' Life Sciences team since March 2017. He was previously chairman and CEO of Jennerex, Inc., a company with a first-in-class oncolytic immunotherapy for Liver Cancer acquired for $150 million by Sillajen. He was co-founder, president and CEO of Ocera Therapeutics and held senior positions at DuPont-Merck, DuPont Pharmaceuticals, and Hoffmann-La Roche in liver disease, virology and oncology. Dr. Fischer received his undergraduate degree from the University of Geneva and his medical degree from the Geneva Medical School, Switzerland.

Executive Management Promotions

David H. Kirske joined the company earlier in 2017 and served as the Principal Financial and Accounting Officer prior to being appointed Chief Financial Officer. Mr. Kirske’s financial management experience includes overseeing finance, accounting, operations, and capitalization, in both debt and equity. Prior to joining CTI BioPharma, he was an independent CFO consultant since January 2013. Prior to his time as a consultant, he served as Vice President and CFO of Helix BioMedix where he managed all financial and administrative activities. Previously, he was the Treasurer and Corporate Controller for F-5 Networks and Redhook Brewery where he managed both corporate and international entities, as well as being part of the management teams that led and executed each company’s successful initial public offerings. Earlier in his career, he held a controllership position at Cray Computer. Mr. Kirske holds a B.A. in Business Administration from the University of Puget Sound.

Bruce J. Seeley joined the company in 2015 and served as the Chief Commercial and Adminstrative Officer and Secretary prior to being appointed Chief Operating Officer. Mr. Seeley has more than 25 years of global commercial experience and a proven track record of successfully launching products in various markets and regulatory environments. Most recently, Mr. Seeley was Senior Vice President and General Manager of Diagnostics at NanoString Technologies Inc. overseeing the launch of the diagnostic product PROSIGNA® for early stage breast cancer. Previously, he was Executive Vice President of Commercial at Seattle Genetics where he built and led the commercial organization, including marketing, sales and managed markets, and successfully launched the company’s first product, ADCETRIS®, a targeted therapy for lymphoma. He also previously held key leadership positions in marketing at Genentech (now a member of the Roche Group), where he led the launch of HERCEPTIN® in adjuvant breast cancer. Earlier in his career he held various commercial roles at Aventis Pharmaceuticals Inc. (a part of Sanofi) and Bristol-Myers Squibb Co. Mr. Seeley received a B.A. In Sociology from the University of California at Los Angeles.

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

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CTI BioPharma Contacts:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

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